Exhibit 99.1

LIFETIME BRANDS SELLS $75 MILLION OF CONVERTIBLE NOTES

WESTBURY, N.Y., June 27, 2006 — Lifetime Brands, Inc. (NASDAQ NM: LCUT), a leading designer, developer and marketer of a broad range of nationally branded consumer products used in the home, today announced that it has completed the sale of $75 million principal amount of 4.75% Convertible Senior Notes due 2011 pursuant to Rule 144A under the Securities Act of 1933, as amended. This amount includes the exercise by the initial purchasers of an option to purchase an additional $10 million principal amount of the notes to cover over-allotments. The Company intends to use the net proceeds from the private placement to repay indebtedness outstanding under its existing credit facility.

The Company will pay interest on the notes at a rate of 4.75% per annum until maturity on July 15, 2011. The notes will have an initial conversion rate of 35.7143 shares of the Company’s common stock per $1,000 principal amount of notes, representing an initial conversion price of $28.00 per share, which is a premium of 25.45% over the closing bid price on the NASDAQ of $22.32 per share on June 21, 2006.

The Company, at its sole discretion, may elect to deliver either shares of the Company’s common stock, cash, or a combination of cash or common stock in satisfaction of the Company’s obligations upon conversion of the notes from time to time, except to the extent the Company irrevocably elects to make a cash payment of principal upon conversion.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Lifetime is a leading designer, marketer and distributor of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home decor, picture frames and bath accessories, marketing its products under various trade names, including Farberware®, KitchenAid®, Pfaltzgraff®, Calvin Klein®, Cuisinart®, Hoffritz®, Sabatier®, Nautica®, Joseph Abboud Environments®, Roshco®, Baker’s Advantage®, Kamenstein®, CasaModa™, :USE®, Pedrini®, International Silver®, Towle®, Tuttle®, Wallace®, Melannco®, Rochard® and Kenneth Cole Reaction®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT: Robert McNally Chief Financial Officer (516) 683-6000	INVESTOR RELATIONS: Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 or hfried@lhai.com